EXHIBIT 1

LIMITED PARTNERSHIP AGREEMENT OF
KANDU PARTNERS, L.P.
(A GEORGIA LIMITED PARTNERSHIP)

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Section 8.20 Tax Status	34

EXHIBIT “A”
CAPITAL CONTRIBUTIONS OF PARTNERS	36

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LIMITED PARTNERSHIP AGREEMENT

of

KANDU PARTNERS, L.P.

(A GEORGIA LIMITED PARTNERSHIP)

THIS LIMITED PARTNERSHIP AGREEMENT, made and entered into as of the 10th day of May, 1999, by and among KANDU MANAGEMENT CORP., a Georgia corporation, as general partner, and BERNARD W. ABRAMS, as limited partner,

W I T N E S S E T H:

THAT WHEREAS, the parties hereto desire to form a limited partnership under the provisions of the Revised Uniform Limited Partnership Act as enacted in the State of Georgia for the purposes hereinafter described;

AND WHEREAS, the parties hereto desire to set forth herein their respective rights, duties and responsibilities with respect to such limited partnership;

NOW, THEREFORE, in consideration of the premises hereof, and of the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINED TERMS

For the purposes of this Agreement, the following defined terms shall have the meanings ascribed thereto:

“Act” shall mean the Georgia Revised Uniform Limited Partnership Act, Official Code of Georgia Annotated (S)(S) 14-9-100, et seq., as amended.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)    Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations § 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§ 1.704-2(g)(1) or 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704- 1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affected Interest” means a Partnership Interest (or portion thereof) (i) that a Partner Transfers or attempts to Transfer in violation of this Agreement, whether or not the Partnership is required by law (and/or by order of a court) to recognize such Transfer, (ii) that is subjected (except as permitted by this Agreement) to a lien or security interest, (iii) that is subjected to attachment, “charging order,” foreclosure (even if such Partnership Interest was subjected to a lien or security interest as permitted in this Agreement), garnishment, or levy, or (iv) that is held by a Partner who dies (unless the persons or Entities to whom the deceased Partner's estate will distribute such Partnership Interest are Permitted Transferees, or such persons or Entities obtain the consent of all the other Partners), dissolves, becomes Bankrupt, becomes insolvent, or is adjudicated incompetent.

“Affected Interest Holder” means, with respect to an Affected Interest, the person or Entity who holds such Affected Interest.

“Affected Interest Option” means, with respect to an Affected Interest, (i) as to the Partnership, the option granted to the Partnership pursuant to Section 6.8(a) to acquire all or any portion of an Affected Interest from an Affected Holder, and (ii) as to the Unaffected Partners, the option granted to the Unaffected Partners pursuant to Section 6.8(b) to acquire all or any portion of an Affected Interest from an Affected Holder.

“Affected Interest Option Notice” means a written notice given by the Partnership or an Unaffected Partner, as the case may be, to the Affected Interest Holder that states that the Partnership or such Unaffected Partner, as the case may be, intends to purchase all or any portion of an Affected Interest pursuant to an Affected Interest Option. Such notice shall state the portion of the Affected Interest the Partnership or such Unaffected Partner, as the case may be, desires to acquire (determined, in the case of notice from an Unaffected Partner, in accordance with Section 6.8(b)).

“Agreement” or “Partnership Agreement” means this Limited Partnership Agreement.

“Appraisal” means, unless the context indicates otherwise, a written valuation report by an Appraiser that describes and values the fair market value of a Partnership Interest.

“Appraiser” means a person or Entity qualified to perform business Appraisals of partnerships and ownership interests in partnerships.

“Approve,” “Approved” or “Approval” refers to, as to the subject matter thereof, an express approval contained in a written statement signed by the General Partners and/or the Limited Partners, as the case may be.

“Bankruptcy” means any of (i) the initiation by a referenced person or Entity of a proceeding under a federal, state or local bankruptcy or insolvency law, (ii) the initiation against any referenced person or Entity of a proceeding under a federal, state, or local bankruptcy or insolvency law, which proceeding has not been vacated, discharged, or bonded within 90 days of initiation, (iii) a general assignment by a referenced person or Entity for the benefit of creditors, (iv) the admission by a referenced person or Entity in writing of its inability to pay its debts as they become due, or (v) the acquiescence of a referenced person or Entity to appointment of a receiver or trustee for all or a substantial part of its property or court appointment of such receiver or trustee which is not suspended or terminated within ninety (90) days after appointment.

“Capital Account” means, with respect to any Partner, the Capital Account maintained for such person or Entity in accordance with the following provisions:

(a)    To each Partner’s Capital Account there shall be credited such Partner's Capital Contributions, such Partner’s distributive share of Profit as determined under Section 3.8.1 and any items in the nature of income or gain that are specially allocated pursuant to Section 3.8.3 and Section 3.8.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner and;

(b)    To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provisions of this Agreement, such Partner's distributive share of Loss as determined under Section 3.8.2 and any items in the nature of expenses or losses that are specially allocated pursuant to Section 3.8.3 and Section 3.8.4 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c)    In determining the amount of any liability for purposes of subparagraphs (a) and (b) hereof, there shall be taken into account I.R.C. § 752(c) and any other applicable provisions of the I.R.C. and the Regulations.

(d)    To the extent that Regulations § 1.704-1(b)(2)(iv) specifies adjustments to Capital Accounts that are not otherwise provided for in this Agreement, in order that the allocations of Profit, Loss and items of income, gain, loss and deduction will have substantial economic effect under Regulations § 1.704-1(b)(2)(ii) or be deemed to be in accordance with the partners’ interests in the partnership under Regulations § 1.704-2(e), then Capital Accounts shall be adjusted as so required by the Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

“Capital Contributions” means the aggregate and additional contributions to the capital of the Partnership made by each Partner.

“Default Interest Rate” means the rate per annum equal to the “prime rate” of NationsBank, N.A., Atlanta, Georgia (or its successors), as such rate may be adjusted from time to time, plus two percent (2%) per annum, non-compounded.

“Effective Date” means May 10, 1999.

“Entity” means any corporation, venture (general or limited), limited partnership, association, joint stock company, trust or other business entity or organization.

“Federal Act” means the federal Securities Act of 1933, as amended, and the federal Securities Exchange Act of 1934, as amended, and all regulations promulgated under either of them.

“Fiscal Year” means the fiscal year of the Partnership, which shall be the calendar year.

“General Partner” means any of and “General Partners” means all of (i) Kandu Management Corp., (ii) its permitted successors and assigns, and (iii) any successor General Partner pursuant to the terms of this Agreement, other than a person or Entity that has ceased to be a General Partner in the Partnership.

“General Partnership Interest” means the Partnership Interest owned by a General Partner.

“I.R.C.” means the Internal Revenue Code of 1986, Title 26, United States Code, as the same may now or hereafter be amended.

“Limited Partner” means any of and “Limited Partners” means all of Bernard W. Abrams and his permitted successors and assigns.

“Limited Partnership Interest” means the Partnership Interest owned by a Limited Partner.

“Liquidating Trustee” means the Partner or other person designated to wind up the Partnership as specified in Section 7.4.

“Majority in Interest of Limited Partners” means the greater of (i) those Limited Partners whose Percentage Interests are, in the aggregate, more than fifty percent (50%) of the Percentage Interests of all Partners, and (ii) those Limited Partners whose interests in profits and capital of the Partnership are, in the aggregate, more than fifty percent (50%) of the profits and capital interests in the Partnership, as determined in accordance with Rev. Proc. 94-46, 1994-2 C.B. 688.

“Net Cash Flow” means the Partnership’s funds available for distribution in accordance with the provisions of Section 3.6 hereof, determined as follows:    (a) Operating Cash Flow: with respect to any period of operation, all cash receipts received during such period and derived from the ownership and operation of the Partnership assets received during such period, minus (i) all costs and expenses of the Partnership paid during such period (other than depreciation or other similar noncash expenses), including, without limitation, debt service on any loan or debt obligation, and minus (ii) any other cash expenditures made by the Partnership as permitted or required under the terms of this Agreement during such period, and minus (iii) funds paid into any Reserve Account as required during such period for the establishment of or addition to such reserves as the General Partners shall reasonably deem necessary or appropriate for the proper operation of the business of the Partnership; and plus (iv) the amount by which any such reserves shall be reduced by the General Partners; (b) Cash Flow from Disposition of the Partnership’s Assets: all cash proceeds from such sale or disposition, minus (i) all costs and expenses of the Partnership in connection with such sale or disposition, and minus (ii) all then due liabilities of the Partnership relating to the Partnership assets being sold or disposed of, and those liabilities of the Partnership the terms of which require partial or complete satisfaction of the debt upon such a sale or disposition, and in the event of the sale of all of the assets of the Partnership, all liabilities of the Partnership; and (c) Cash Flow from Refinancing: with respect to any refinancing of any indebtedness of the Partnership which is secured by a Mortgage, the entire amount disbursed under any such new loan to the Partnership minus (i) all costs and expenses of the Partnership in connection with the obtaining of such loan, and minus (ii) all indebtedness of the Partnership satisfied with the proceeds of such new loan contemporaneously with such disbursement, and minus (iii) funds paid into Reserve Accounts as required for the establishment of or addition to such reserves as the General Partners shall reasonably deem necessary or appropriate for the proper operation of the business of the Partnership.

“Notice” means a written advice or notification required or permitted by this Agreement, given in the manner provided in Section 8.1.

“Partner” means any of and “Partners” means all of the General Partners and the Limited Partners and such other Partners as may be admitted to the Partnership from time to time pursuant to the terms hereof.

“Partner Loan” means a loan to the Partnership by one or more Partners pursuant to Section 3.3.

“Partnership” means Kandu Partners, L.P., a Georgia limited partnership, formed under the Act pursuant to the terms hereof for the limited purposes and scope set forth herein.

“Partnership Interest” means the ownership interest and rights of a Partner in the Partnership, including, without limitation, his right to a distributive share of the Profits and Losses, distributions, and the right to Approve matters as set forth herein.

“Percentage Interest” means the profits interest of a Partner in the Partnership. Initially, the Percentage Interest of each of the Partners is:

General Partners:	Kandu Management Corp.	1.00%

Limited Partners:	Bernard W. Abrams	99.00%

Upon the admission of any additional persons as Partners or upon a change in the respective Percentage Interests among existing Partners, this provision shall be amended to reflect the names and revised Percentage Interests of the existing and of any newly admitted Partners; provided, however, notwithstanding any provision of this Agreement to the contrary, the aggregate Percentage Interest of the General Partners shall at all times equal or exceed one percent (1.00%).

“Permitted Transferee” means any of (i) Bernard W. Abrams, (ii) a descendant of Bernard W. Abrams, including descendants by adoption if the adoption was a court adoption of a minor under eleven (11) years of age, or (iii) a trust created for the benefit of anyone referenced in clauses (i) or (ii) above.

“Profit” or “Loss” means the income or loss of the Partnership as defined in Section 3.8.

“Regulations” means the Regulations promulgated under the I.R.C. as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provision of succeeding Regulations.

“Regulatory Allocations” shall have the meaning set forth in Section 3.8.3.

“Tax Matters Partner” shall mean Kandu Management Corp., in its capacity as General Partner.

“Transfer” shall mean any sale, transfer, gift, bequest, assignment, conveyance, or other disposition of a Partnership Interest, whether voluntary, involuntary, by operation of law or otherwise.

“Unaffected Partners” means, with respect to the acquisition of an Affected Interest, those Partners other than the Affected Holder.

ARTICLE 2
THE PARTNERSHIP

Section 2.1    Effect of Agreement and the Act.    Except as otherwise specifically provided in this Agreement, the rights and obligations of the Partners and the administration, dissolution, liquidation, and termination of the Partnership shall be governed by the Act and this Agreement.

Section 2.2    Name.    The name of the Partnership shall be Kandu Partners, L.P., or such other name as the General Partners may from time to time direct.

Section 2.3    Place of Business; Registered Agent.    The mailing address and principal place of business of the Partnership shall be Post Office Box 53407, Atlanta, Georgia 30355-1407. The General Partners may change the place of business of the Partnership at any time and from time to time by providing written notice to the Limited Partners. The Partnership also may have such other places of business as the General Partners determine to be appropriate. The Partnership’s agent for service of process shall be Bruce A. Denning and the address of its registered office in the State of Georgia shall be 999 Peachtree Street, N.E., Suite 2300, Atlanta, Georgia 30309-3996.

Section 2.4    Purposes and Scope.    Subject to the provisions of this Agreement, the purpose of the Partnership is (i) to make a profit and increase the wealth of the Partners, (ii) to provide for the control, ownership, preservation and management of the Partnership assets, (iii) to reduce the administrative and other costs associated with management of those assets, and (iv) to engage in any lawful business related to the foregoing which may be engaged in by a limited partnership organized under the Act, as such business activities may be determined by the General Partners from time to time.

Section 2.5    Assumed Name Certificate.    The Partners shall execute and file any assumed or fictitious name certificate or certificates required by law to be filed in connection with the formation and operation of the Partnership.

Section 2.6    Certificate of Limited Partnership.    Immediately before the execution of this Agreement, the General Partners shall file a limited partnership certificate at all appropriate offices in accordance with the provisions of the Act. The Partners shall be obligated to execute, acknowledge, file, record and/or publish, as necessary, such amendments to this Agreement as may be required by the terms hereof or by law and such other certificates and documents as may be appropriate to comply with the requirements of law for the continuation, preservation and/or operation of the Partnership as a limited partnership.

Section 2.7    Ownership; Waiver of Right of Partition.    The interest of each Partner in the Partnership shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property or interest owned by the Partnership except as a Partner in the Partnership. Each of the Partners irrevocably waives, during the term of the Partnership and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Partnership.

Section 2.8    Limits of Partnership.    The relationship between and among the parties hereto shall be limited to the carrying on of the business of the Partnership in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited partnership for the sole and limited purpose of carrying on such business. Nothing herein shall be construed to create a general partnership between the parties or to authorize any party to act as the general agent of any other party.

Section 2.9    No Individual Authority.    No Partner, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of, any other Partner or the Partnership except as may be expressly provided in this Agreement.

Section 2.10    No Partner Responsible for Other Partner’s Commitments.    No Partner nor the Partnership shall be responsible or liable for any indebtedness or obligation of any other Partner incurred either before or after the execution of this Agreement, except those responsibilities, liabilities, debts and obligations heretofore undertaken or incurred in good faith in carrying out the purposes of the Partnership, or hereafter undertaken or incurred on behalf of the Partnership under or pursuant to the terms of this Agreement, or assumed in writing by the Partnership, and each Partner hereby indemnifies and agrees to hold the other Partners harmless from all such obligations and indebtedness except as aforesaid.

Section 2.11    Other Activities of Partners.    Nothing in this Partnership Agreement shall in any way restrict, or be deemed to restrict, the freedom of any Partner to conduct any other business or activity whatsoever (including but not limited to the acquisition, development, operation, management, leasing or sale of real property) or require, or be deemed to require, accountability to the Partnership or to any other Partner with respect thereto or with respect to any opportunity therefor, even if such business or activity may compete with the business of the Partnership.

Section 2.12    Records.    The Partnership shall maintain, at its principal place of business, the books and records of the Partnership including, but not limited to, (i) copies of the Partnership’s federal, state and local income tax returns for the four (4) most recent years, (ii) a copy of this Agreement and any then effective amendments to this Agreement, (iii) any financial statements of the Partnership for the four (4) most recent years, (iv) a copy of the certificate of limited partnership and any then effective amendments to such certificate, and (v) a list of the full name and last known mailing address of each Partner, separately identifying in alphabetical order the general and limited partners. All Partners (and their duly authorized representatives) shall have the right to inspect and copy any or all of the Partnership’s books and records, including books and records necessary to enable a Partner to defend any tax audit or related proceeding, and shall have, on demand, true and full information of all matters affecting the Partnership.

Section 2.13    Term.    The Partnership shall commence on the date hereof and shall continue until the first to occur of the following:

(a)    December 31, 2049; or

(b)    The dissolution of the Partnership pursuant to the express provisions of Article 7 hereof.

Section 2.14    Representations and Warranties of the Partners.    As to itself, each Partner does hereby make the representations and warranties set forth in Sections 2.14.1, 2.14.2 and 2.14.3 and does hereby agree to indemnify and hold each other Partner harmless from and against any and all loss, damage, cost, expense (including, without limitation, attorneys’ fees), claim, judgment or liability that such other Partner may suffer or incur as a result of any inaccuracy in such representations and warranties, as of the date of this Agreement.

2.14.1    Authority; Enforceability.    The execution of this Agreement has been duly authorized by all necessary corporate, partnership, or other action as required under all applicable laws and agreements to which the Partner is subject. This Agreement constitutes the legal, valid and binding obligation of the Partner.

2.14.2    Investment Representations.    Each Limited Partner hereby represents and warrants as follows:

(a)    It is acquiring its Partnership Interest for its own account for investment, and not with a view to distribution or resale, has not subdivided its Partnership Interest with, nor is it holding all or any portion of the Partnership Interest for, any other person, and agrees not to sell, hypothecate or otherwise dispose of its Partnership Interest unless it has been registered under the Federal Act and applicable state securities laws or an exemption from the registration requirements of the Federal Act and such state laws is available;

(b)    All information which it has provided to the Partnership concerning itself is correct and complete, and if there should be any material change in such information it will immediately provide such information to the Partnership;

(c)    It is acquiring its Partnership Interest without being furnished any offering literature or prospectus;

(d)    It recognizes that no federal or state agency has made any finding or determination as to the fairness of an investment in the Partnership nor any recommendation or endorsement of an investment in the Partnership;

(e)    If this Agreement is executed on behalf of a partnership, corporation, trust or other entity, the undersigned has been duly authorized to execute and deliver this Agreement and all other instruments executed and delivered on behalf of such partnership, corporation, trust or other entity in connection with the purchase of the Partnership Interest, the signature of the undersigned is binding upon such partnership, corporation, trust or other entity and the undersigned has delivered herewith the underlying partnership agreement, corporate charter documents or trust agreement of such entity as currently in effect;

(f)    It acknowledges that it has been informed that (i) the Partnership Interests have not been registered under the Federal Act or under any state securities laws, (ii) the Partnership Interests may not be sold unless they are subsequently registered or an exemption from such registration is available, (iii) such registration will not be made at any time in the future and (iv) the Partnership is not obligated to take any action necessary to make any exemption for sale without registration available; and

(g)    It agrees that it will not sell or offer to sell any portion of its Partnership Interest or solicit offers to buy the same from or otherwise approach or negotiate in respect thereof with any person or Entity, so as thereby to bring this transaction and the offering of Partnership Interests within the provisions of Section 5 of the Federal Act, or the registration requirements of any state laws or regulations applicable to him or the Partnership.

2.14.3    Execution of Agreement.    Each of the Partners acknowledges that it, he or she (i) was urged in advance to secure separate independent legal counsel in connection with signing and making this Agreement and its effect upon each of them, (ii) has carefully read and understood the provisions of this Agreement, (iii) is signing and making this Agreement voluntarily, (iv) has been provided a fair and reasonable disclosure of the property and financial obligations of the other party, and (v) hereby voluntarily and expressly waives in this writing any right to disclosure of the property and financial obligations of the other Partners beyond the disclosure provided.

Section 2.15    Confidentiality of Information.    Each Partner is entitled to all information reasonable under the circumstances and subject to the conditions stated in this Agreement and the Act. The Partners acknowledge that they may receive information regarding the Partnership in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the
Partnership or persons or Entities with which it does business. Each Partner shall hold in strict confidence any information it receives regarding the Partnership that is identified as being confidential

(and if that information is provided in writing, that is so marked) and may not disclose it to any person or Entity other than another Partner, except for disclosures (1) compelled by law (but the Partner must notify the General Partners promptly of any request for that information, before disclosing it, if practicable), (2) to advisers or representatives of the Partner, but only if they have agreed in writing to be bound by the provisions of this Section, or (3) of information that Partner also has received from a source independent of the Partnership that the Partner reasonably believes obtained that information without breach of any obligation of confidentiality. The Partners acknowledge that breach of the provisions of this Section may cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Partners agree that the provisions of this Section may be enforced by specific performance.

Section 2.16    Power of Attorney.    Each Limited Partner hereby irrevocably makes, constitutes and appoints each of the General Partners, with full power of substitution, its true and lawful attorney-in-fact and agent in its name, place and stead to make, execute, sign, acknowledge and file all documents necessary or appropriate to carry out the purposes of this Agreement including, without limitation, the following:

(a)    Any and all amendments to the Certificate which are adopted pursuant to this Agreement;

(b)    Any and all instruments which the General Partners deem appropriate to effect, evidence and reflect any sales or transfers by, or the dissolution, termination and liquidation of, the Partnership;

(c)    Any and all such other instruments, documents and certificates which may from time to time be required by the Internal Revenue Service, the State of Georgia, the United States of America, or any political subdivision within which the Partnership conducts its business, to comply with applicable securities laws or otherwise carry out the business of the Partnership; and

(d)    Any and all other instruments that may be required or permitted by law to be filed on behalf of the Partnership and that are not inconsistent with this Agreement.

The foregoing power of attorney is hereby declared to be irrevocable and coupled with an interest, and it shall survive the death, dissolution, incompetency or legal disability of any Partner and shall extend to the Partners’ heirs, executors, successors and assigns; and may be exercised by said agent and attorney in fact for all (or any one) of them or in other manner, including by facsimile signature, as the agent and attorney in fact may deem appropriate. Notwithstanding the foregoing, nothing in this article shall enlarge the powers granted to the General Partners pursuant to the other terms of this Agreement. The agent and attorney in fact shall not have the right, power or authority to amend, extend the term, or modify this Agreement when acting in his capacity.

ARTICLE 3
FINANCIAL STRUCTURE

Section 3.1    Initial Capital Contributions.    Each Partner has made an initial Capital Contribution to the Partnership as follows:

3.1.1    General Partner Capital Contribution.    The General Partners, simultaneously with the execution of this Agreement, have made the initial Capital Contributions shown on Exhibit “A,” attached hereto and incorporated herein by this reference, at the agreed fair market value shown thereon.

3.1.2    Limited Partner Capital Contributions.    The Limited Partners, simultaneously with the execution of this Agreement, have made the initial Capital Contributions shown on Exhibit “A,” attached hereto and incorporated herein by this reference, at the agreed fair market value shown thereon.

Section 3.2    Third Party Loans.    In the event that the General Partners shall determine, at any time and from time to time, that the Partnership requires additional funds to pay any costs and expenses of the Partnership in accordance with the terms of this Agreement, the General Partners shall first seek a loan from an unrelated third party in the amount of such funds upon such terms as the General Partners deem reasonable and appropriate under the circumstances, and the General Partners shall have the right to pledge assets of the Partnership as security for any such loan.

Section 3.3    Partner Loans.    In the event that the General Partners shall determine, at any time and from time to time, that the Partnership requires additional funds to pay any costs or expenses of the Partnership incurred in accordance with the provisions of this Agreement, and the General Partners determine that it is in the best interest of the Partnership not to obtain a loan for such funds from an unrelated third party pursuant to Section 3.2, then the General Partners shall notify the Partners of the amount required to pay such costs and expenses and the Partners shall have fifteen (15) days to elect to participate in making a Partner Loan, provided, however, no Partner shall have any obligation to make a Partner Loan. In the event any Partner so elects to participate, each Partner electing to make such Loan shall advance its pro rata share of the needed funds, based upon the participating Partners' respective Percentage Interests. Any Partner Loan shall bear interest at the Default Interest Rate, and shall have a maturity date specified by the Partner or Partners making such Partner Loan, provided the term of any such Partner Loan shall not be less than ninety (90) days. Principal and interest on any Partner Loan shall be repayable solely from distributions of Net Cash Flow as provided hereunder. In the event there is more than one Partner Loan, the loans shall have priority and be repayable on the basis of the oldest Partner Loan having the first priority (with all loans having been made in response to a single notice being deemed to have been made at the same time). If more than one Partner has participated in a Partner Loan, then as among the Partners, distributions in repayment of the principal and interest of the Partner Loans shall be made pro rata in accordance with the amounts advanced by the Partners.

Section 3.4    Additional Capital Contributions.    In the event that additional funds are required by the Partnership and such funds cannot be obtained pursuant to the procedures set forth in Sections 3.2 and 3.3 above, or in the event additional funds are needed to satisfy any Partner Loan, the General Partners shall notify the Partners of the amount of such required additional funds and if the making of Additional Capital Contributions is Approved by all of the Partners, then the Partners shall make such Additional Capital Contributions as were specified in the Notice from the General Partners. Alternatively, to the extent that additional funds are required by the Partnership to satisfy its expenses, the General Partners shall be authorized to contribute their own funds to the Partnership with which to pay those expenses and any such contributions shall be made pro rata, in accordance with their Percentage Interests, unless otherwise agreed to by the General Partners, and such contributions shall be treated as Additional Capital Contributions by the General Partners.

Section 3.5    Withdrawal of Capital.    Except as expressly provided hereunder, (i) no Partner may withdraw capital from the Partnership without the consent of all other Partners, (ii) no Partner shall have the right to demand and receive property other than cash from the Partnership in return for its capital, and (iii) no Limited Partner shall have any priority over any other Limited Partner as to return of its capital. No Partner shall be entitled to interest on its contributions of capital to the Partnership. The Partners agree that no Partner shall be personally liable for the return of the capital contributions of any other Partner, if and to the extent that any return is required; and any such return shall be made solely from the assets of the Partnership, if any.

Section 3.6    Distributions and Payments of Net Cash Flow Prior to Dissolution and Liquidation.

3.6.1    Priorities for Distributions.    Except as provided in Section 3.7, Net Cash Flow shall be distributed or paid from time to time as may be determined by the General Partners in accordance with the following priorities:

(a)    First, to the repayment of accrued and unpaid interest on any Partner Loans made pursuant to the provisions of Section 3.3 (if more than one such loan exists, interest shall be paid on said loans in the priority specified in said Section 3.3);

(b)    Second, to the repayment of the unpaid principal of any Partner Loans made pursuant to the provisions of Section 3.3 (if more than one such loan exists, such loans shall be paid in the priority specified in said Section 3.3); and

(c)    Then, to the Partners pro rata in accordance with their respective Percentage Interests. If a Partnership Interest is held by a minor, distributions under this Agreement to such minor shall be paid to his or her natural parents, legal guardian or custodian, or a trust for the benefit of such minor.

3.6.2    Limitation on Distributions Prior to Dissolution and Final Liquidation.

(a)    With regard to Net Cash Flow and Partnership property, the General Partners shall make a determination, in accordance with their duty of care and loyalty to the Partnership, as to the need for the property in the operation of the Partnership business, considering both current needs for operating capital, prudent reserves for future operating capital, current investment opportunities, and prudent reserves for future investment opportunities, and all in keeping with the Partnership purposes.

(b)    It is the duty of the General Partners, in determining the amount of Net Cash Flow available for the payment of distributions, to take into account the needs of the Partnership in its business and sums necessary in the operation of its business until the income from further operations is available, the amounts of its debts, the necessity or advisability of paying its debts, or at least reducing them within the limits of the Partnership's credit, the preservation of its capital as represented in the property of the Partnership as a fund for the protection of its creditors, and the character of its surplus property.

(c)    Any contributed property or borrowed funds by the Partnership shall be considered as needed for Partnership investment purposes, and any cash produced from the sale of property contributed to the Partnership or from the sale of any property purchased with borrowed funds, or any reinvestment of any of the property, including the portion of the sale proceeds representing capital appreciation, shall be considered as needed reserves for Partnership investment purposes. Any Net Cash Flow derived from income shall, to the extent deemed unnecessary for Partnership purposes by the General Partners under the foregoing standard, be distributed in accordance with this Agreement.

Section 3.7    Distributions Upon Dissolution, Liquidation and Winding Up.     Net Cash Flow, if any, existing upon the dissolution, liquidation and winding up of the Partnership, shall be distributed to the Partners in proportion to their positive Capital Account balances, after taking into account all allocations of Profit, Loss and items of income, gain and deduction that are provided for under Section 3.8, including all such allocations for the Fiscal Year in which such event of dissolution occurred.

Section 3.8    Allocation of Profit, Loss and other Tax Items.    For purposes of this Agreement, “Profit” or “Loss” shall mean for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with I.R.C. (§) 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to I.R.C. (§) 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)    Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss;

(b)    Any expenditures of the Partnership described in I.R.C. (§) 705(a)(2)(B) or treated as I.R.C. (§) 705(a)(2)(B) expenditures pursuant to Regulations (§) 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profit or Loss, shall be subtracted from such taxable income or loss;

(c)    In the event the value of any Partnership asset is adjusted pursuant to the Regulations under I.R.C. (§) 704(b), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(d)    If the value of Partnership assets has been adjusted as described in paragraph (c) above, in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, amounts representing depreciation, cost recovery or amortization deductions shall be computed using the adjusted value of the Partnership's assets; and

(e)    Notwithstanding any other provisions of this definition, any items which are specifically allocated pursuant to Section 3.8.4 shall not be taken into account in computing Profit or Loss.

If the Partnership's taxable income or loss for tax purposes for such Fiscal Year, as adjusted in the manner provided herein, is a positive amount, such amount will be the Partnership's Profit for such Fiscal Year; and if negative, such amount shall be the Partnership's Loss for the Fiscal Year.

3.8.1    Profits.    After the application of the provisions of Section 3.8.3, Profits for any Fiscal Year shall be allocated among the Partners in proportion to their respective Percentage Interests.

3.8.2    Losses.    After the application of the provisions of Section 3.8.3, Losses for any Fiscal Year shall be allocated among the Partners as follows:

(a)    First, to the Partners in proportion to, and to the extent of, the positive balances in the Partners’ Capital Accounts; and

(b)    Then to the Partners in proportion to their Percentage Interests.

(c)    Notwithstanding the provisions of paragraphs (a) and (b) of this Section 3.8.2, Losses allocated pursuant to this Section 3.8.2 shall not exceed the maximum amount of Losses that can be so allocated without causing a Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All losses in excess of this limitation shall be allocated to the General Partners.

3.8.3    Special Allocations.    To the extent that the General Partners contribute additional capital to the Partnership to provide funds to pay the Partnership's expenses, as contemplated in Section 3.4, and the payment of such expenses gives rise to a deduction for federal or state income tax purposes, such deduction shall be specially allocated to the General Partners.

3.8.4    Other Allocation Rules.

3.8.4.1    Code and Regulatory Compliance.    The provisions of Section 3.8 are intended to comply with I.R.C. (§) 704(b) and the regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith. The General Partners shall have reasonable discretion to apply the provisions of this Agreement and take such other reasonable action as may be necessary to comply with I.R.C. (§) 704 and the Regulations thereunder.

3.8.4.2    Binding Effect.    The Partners are aware of the income tax consequences of the allocations made pursuant to Section 3.8 and hereby agree to be bound by the provisions of this Section 3.8 in reporting their shares of Partnership income and loss and items thereof for income tax purposes.

3.8.4.3    Tax Allocations.    Except as provided in Section 3.8.4.4, all items of income, gain, loss and deduction shall be allocated, for federal income tax purposes, in the same manner as the corresponding items of income, gain, loss and deduction are allocated for purposes of maintaining the Capital Accounts of each of the Partners.

3.8.4.4    Code Section 704(c).    In accordance with I.R.C. § 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, or after the assets of the Partnership have been revalued under Regulations § 1.704-1(b)(2)(iv)(g), shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial value as so determined pursuant to the contribution or revaluation of Partnership assets including, but not limited to, special allocations to a contributing Partner that are required under I.R.C. § 704(c) to be made upon distribution of such property to any of the non- contributing Partners. Any elections or other decisions relating to such allocations shall be made by the General Partners. Allocations pursuant to this Section 3.8.4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profit, Loss, other items, or distributions pursuant to any provision of this Agreement.

3.8.4.5    Excess Nonrecourse Liabilities.    For purposes of Regulations § 1.752-3(a)(3), the Partners agree that excess nonrecourse liabilities of the Partnership shall be allocated among the Partners in accordance with their respective Percentage Interests.

Section 3.9    Matters Concerning Accounting and Income Taxes.

3.9.1    Method of Accounting.    All income tax and financial reports and returns of the Partnership shall be prepared on an accounting basis selected by the General Partners. All elections with respect to tax matters to be made by or for the Partners shall be made by the General Partners.

3.9.2    Section 754 Election.    In the event of the Transfer from time to time by any Partner of all or any part of its interest in the Partnership that is a Transfer permitted under this Agreement, then an election under I.R.C. § 754 shall be filed by the Partnership, upon the request of such Partner and the consent of the General Partners in their discretion, with respect to the income tax return for the period including the date of such Transfer. Each such request shall be in writing and shall be made not less than sixty (60) days prior to the date established by law for filing such income tax return (without regard to any available extension periods). The additional record-keeping, accounting and other costs incurred by the Partnership by reason of each such election, as reasonably determined by the General Partners, shall be reimbursed, upon demand, by the Partner (or its Transferee) that requested the Partnership to make such election and, if more than one Transfer has occurred, the additional costs incurred as a result of the I.R.C. § 754 election shall be prorated among the Transferring Partners (or their Transferees) in accordance with the determination of the accountants regularly engaged by the Partnership.

3.9.3    Tax Matters Partner.    For purposes of I.R.C.§§ 6221 to 6223, Kandu Management, Inc., in its capacity as General Partner, shall be the Tax Matters Partner of the Partnership, and each Partner, by the execution of this Agreement, Approves the appointment of Kandu Management, Inc. as Tax Matters Partner.

(a)    The Tax Matters Partner shall keep the Partners informed of all administrative and judicial proceedings, as required by I.R.C. (S) 6223(g), and shall furnish to the Partners a copy of each notice or other communication received by the Tax Matters Partner from the Internal Revenue Service (except such notices or communications as are sent directly to the Partners by the Internal Revenue Service). The expenses so incurred by the Tax Matters Partner shall be Partnership expenses and shall be paid by the Partnership.

(b)    The Tax Matters Partner shall have the authority, on behalf of the Partnership, to do all or any of the following:

(i)    Enter into a settlement agreement or make any election with the Internal Revenue Service that purports to bind any other Partner,

(ii)    File a petition as contemplated in I.R.C. § 6626(a) or 6228,

(iii)    Intervene in any action as contemplated in I.R.C. § 6226(b),

(iv)    File any request contemplated in I.R.C. § 6227(b),

(v)    Enter into an agreement extending the period of limitations as contemplated in I.R.C. § 6229(b)(1)(B), and

(vi)    Take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

Section 3.10    Matters Concerning Banking.    The General Partners shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in their direct or indirect possession or control. The funds of the Partnership shall not be commingled with the funds of any other person or Entity, and the General Partners shall not employ such funds in any manner except for the benefit of the Partnership. All funds of the Partnership not otherwise invested shall be deposited in one or more accounts of a type, in a form and name, and in such banking or brokerage institutions as the General Partners shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signatures as the General Partners may, from time to time, determine. The General Partners are hereby authorized to exercise their best judgment to determine from time to time the cash requirements of the Partnership and to invest all surplus funds of the Partnership in such short-term interest-bearing deposits or income-producing investments or both as the General Partners shall determine to be appropriate. In addition, the General Partners shall be authorized to establish and maintain reserves for Partnership purposes pursuant to this Agreement to the extent deemed reasonably necessary by the General Partners.

ARTICLE 4
MANAGEMENT

Section 4.1    Rights and Powers of the General Partners.    The management and control of the business and affairs of the Partnership shall be vested exclusively in the General Partners, subject to the limitations set forth in Section 4.2 below. All obligations of the General Partners under this Agreement shall be joint and several. Any actions taken by the General Partners shall be valid if approved by a majority in number of the General Partners. The General Partners shall conduct or cause to be conducted the Partnership’s business and manage or cause to be managed the Partnership’s affairs in their discretion, shall diligently and faithfully devote time to the management of the Partnership reasonably necessary to serve the Partnership’s purposes, shall perform all of the duties of the General Partner that are provided for in this Agreement and the Act, and shall have and possess all rights and powers conferred by law and under this Agreement or otherwise necessary, advisable, desirable or consistent in connection therewith, including without limitation the following rights and powers to:

(a)    Enter into, make and perform such contracts, undertakings, leases and agreements, and do such other acts as it may deem necessary or advisable, or as may be incidental to, or necessary for, the conduct of the business of the Partnership and the ownership, management, development and sale of the Partnership assets;

(b)    Open, maintain and close bank accounts and draw checks and other orders for the payment of money;

(c)    Employ from whatever source it deems reasonable such employees, accountants, property managers, attorneys and other persons in the administration, supervision, management, improvement and disposition of the assets and business of the Partnership as, in the judgment of the General Partners, are necessary or desirable, with the expenses of the same to be paid by the Partnership;

(d)    Purchase, at the expense of the Partnership, liability and other insurance to protect the Partnership’s properties and business and to protect the General Partners;

(e)    Perform any and all other acts or activities customary or incident to the acquisition, ownership, management, improvement, leasing and disposition of real estate;

(f)    Enter into agreements and contracts with parties and give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto;

(g)    Be reimbursed for all reasonable and customary out-of-pocket expenses incurred in conducting the Partnership business, including but not limited to reasonable travel expenses, and costs related to Partnership accounting and bookkeeping services;

(h)    Pay itself reasonable annual compensation for services rendered to the Partnership, reasonable compensation to be measured by the time and complexity required in the administration of the Partnership, the value of property under the General Partners’ administration, and the responsibilities assumed in the discharge of the duties of office, including the power, in its reasonable discretion, to adjust prospectively the General Partners’ compensation based upon its performance and dedication of time to the business of the Partnership; provided, however, all payments to the General Partners for services rendered to the Partnership will not be a return on invested capital, but will be paid as compensation for services rendered; and

(i)    Appoint in writing an attorney-in-fact to represent it in exercising any or all of the powers stated in this Section 4.1.

In dealing with the General Partners acting on behalf of the Partnership, no person or Entity shall be required to inquire into the authority of the General Partners to bind the Partnership. Persons and entities dealing with the Partnership shall be entitled to rely conclusively on the power and authority of the General Partners as set forth in this Agreement. Any document or instrument, including, without limitation, any deed, mortgage, deed of trust, deed to secure debt, promissory note, bill of sale, lease, contract of sale, option or management agreement required to be executed on behalf of the Partnership shall be executed by the General Partners, and no other signature or consent shall be required.

Section 4.2    Limitation on Power and Authority of the General Partners.    Notwithstanding the terms of Section 4.1, the power and authority of the General Partners shall be limited as follows:

(a)    The General Partners shall be prohibited from taking the following actions:

(1)    Changing the Partnership to a general partnership;

(2)    Taking any action that would cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes;

(3)    Taking any action which would make it impossible to carry on the ordinary business of the Partnership;

(4)    Possessing or transferring Partnership property or assigning rights in Partnership property for other than a Partnership purpose;

(5)    Performing any act on behalf of the Partnership in contravention of this Agreement; or

(6)    Causing the Partnership to commingle its funds with the funds of others.

(b)    The General Partners shall be permitted to take the following actions only with the prior Approval of a Majority in Interest of Limited Partners:

(1)    Incur Partnership indebtedness in excess of the greater of (a) $1,000,000, or (b) a loan to value ratio of fifty percent (50%) (in either case, cumulative of all Partnership liabilities and the cumulative value of the Partnership assets measured at book value);

(2)    Prior to the actual termination of the Partnership, sell or otherwise transfer all or substantially all of the Partnership’s assets;

(3)    Compromise any claim or dispute having an amount or value in issue in excess of fifty percent (50%) of the total value of the Partnership’s assets;

(4)    Confess a judgment against the Partnership; or

(5)    Make, execute, or deliver on behalf of the Partnership any assignments for the benefit of creditors.

(c)    The General Partners shall be permitted to take the following actions only with the prior Approval of all Partners:

(1)    Admit any individual or Entity as an additional or substitute Partner, except as may otherwise be provided for in Article 6 of this Agreement;

(2)    Amend this Agreement, except as may be provided for elsewhere in this Agreement; and

(3)    Terminate, liquidate and wind up the Partnership, except as may otherwise be provided for in this Agreement.

Section 4.3    Liability of Partners.    Neither the General Partners nor the Limited Partners nor any of their respective employees, agents or representatives shall be responsible to the Partnership or to any other Partner for any loss, liability, damage, claim, judgment, cost, obligation or expense sustained, incurred or resulting directly or indirectly from the acts or omissions of any General Partner or any Limited Partner to the extent that such General Partner, such Limited Partner or any of their respective employees, agents or representatives reasonably and in good faith believed such act or omission to be within the express or implied scope of the authority and responsibility vested in the General Partners and the Limited Partners, respectively, pursuant to this Partnership Agreement. To the extent not due to the gross negligence or willful misconduct (including but not limited to fraud, misrepresentation or any other intentional tort) of any General Partner, any Limited Partner or such employees, agents or representatives, the Partnership will indemnify the Partners against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees) reasonably incurred by them in any civil, criminal or investigative proceeding in which they are involved or threatened to be involved by reason of being a Partner in the Partnership, provided that such Partner acted in good faith, within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interest of the Partnership or the

Partners. Any such indemnity shall be paid from, and only to the extent of, available Partnership assets, and the Partners shall have no personal liability therefor. The provisions of the foregoing sentences, however, shall not relieve the General Partners of their obligation as a Partner to share in the losses, costs and expenses of the Partnership. The General Partners (including the Tax Matters Partner in such capacity) shall not be required by this Agreement to take any action requiring the expenditure of funds if Partnership funds are not available. Except as expressly provided in this Agreement, the General Partners (including the Tax Matters Partner in such capacity) shall not be required by this Agreement to advance or provide funds to the Partnership for any purpose. The provisions of this Section 4.3 shall survive any termination or expiration of this Agreement.

Section 4.4    Annual Reports and Tax Returns.    The General Partners, at the cost of the Partnership, shall use all reasonable efforts to cause to be prepared and furnished to each of the Partners within one hundred and twenty (120) days after the close of each Fiscal Year a balance sheet of the Partnership, dated as of the end of the Fiscal Year, together with a related statement of income or loss for the Partnership for such Fiscal Year. At the option of the General Partners, such financial statements may be audited by an independent certified public accountant selected by the General Partners, and in such event, the cost of any such audit shall be borne by the Partnership. The General Partners also shall cause to be prepared and filed on a timely basis all income tax returns which must be filed on behalf of the Partnership with any taxing authority.

Section 4.5    Participation in Management.

4.5.1    Restrictions on Limited Partner Participation.    Except as may be otherwise expressly provided herein to the contrary, no Limited Partner shall participate in the management or control of the Partnership’s business or transact any business for the Partnership, and no Limited Partner shall have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partners in accordance with the provisions of this Agreement. No Limited Partner in his capacity as such shall have any power or authority with respect to the Partnership except as expressly provided by this Agreement.

4.5.2    Exceptions to Restrictions on Limited Partner Participation.    Notwithstanding the provisions of Section 4.5.1, the Limited Partners shall have the right to vote upon the matters listed below:

(a)    Election of a Successor General Partner;

(b)    Any matter requiring the vote of the Limited Partners as set out in paragraphs (b) and (c) of Section 4.2 of this Agreement;

(c)    The extension of the term of the Partnership; and

(d)    Any matter requiring the vote of the Limited Partners as set out elsewhere in this Agreement or in the Act.

ARTICLE 5
LIMITED LIABILITY

No Limited Partner shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Partnership, except as provided under the Act. Except as required under the Act, no Limited Partner shall be required or obligated to make further contributions of any sort whatsoever to the capital of the Partnership, unless and until such contributions have been Approved by all of the Partners, nor shall any Limited Partner be personally liable for any debts, obligations, or other liabilities of the Partnership, whether arising in contract, tort, or otherwise, except as expressly provided otherwise in this Agreement or the Act. No Limited Partner shall be obligated to make loans to the Partnership.

ARTICLE 6
TRANSFERS AND OTHER DISPOSITIONS

Section 6.1    Transfer Limitations.    The Partnership is formed by those who know and trust one another, who have surrendered certain management rights (in exchange for limited liability in the case of a Limited Partner), or who will have assumed management responsibility and risk (in the case of the General Partners) based upon their relationship and trust. Capital is material to the business and investment objectives of the Partnership and its federal tax status. An unauthorized Transfer of a Partner’s Partnership Interest could create a substantial hardship to the Partnership, jeopardize its capital base, and adversely affect its tax structure. Therefore, the ownership and transferability of interests in the Partnership are substantially restricted. Neither record title nor beneficial ownership of a Partnership Interest of any Partner may be Transferred or encumbered, pledged, or hypothecated except as otherwise set forth in this Agreement. These restrictions upon ownership and Transfer are not intended as a penalty, but as a method to protect and preserve existing relationships based upon trust and the Partnership’s capital and its financial ability to continue. If there is a doubt as to ownership of a Partnership Interest or who is entitled to Net Cash Flow or liquidating proceeds, the General Partners may accumulate Net Cash Flow or liquidation proceeds until the issue is resolved to the satisfaction of the General Partners.

6.1.1     Transfers by Limited Partners.

(a)    A Limited Partner may Transfer all or part of its Limited Partnership Interest to any person or Entity if such Limited Partner first offers in writing to sell such Limited Partnership Interest to the Partnership, and, to the extent the Partnership does not accept such offer, to the other Partners. The Partnership, in the discretion of the General Partners, shall have the right to accept the offer at any time during the thirty (30) days following the date on which the written offer is delivered to the General Partners, and, within such time period, the Partnership shall notify the Partners of its decision to exercise or decline to exercise such offer. To the extent the Partnership does not accept such offer, the Partners (other than the Transferring Limited Partner) shall have the right (but not the obligation) to accept such offer within 20 days after the date on which they received notice from the Partnership under the preceding sentence, and the Partners desiring to accept such offer shall exercise that option pro rata in accordance with their respective Percentage Interests, or in such other proportion as the General Partners shall determine. To the extent the Partnership and the Partners do not accept the offer within the time periods specified herein, such Limited Partnership Interest may during the following sixty (60) days be disposed of free of the restrictions imposed by this Agreement; provided, however, that the purchase price for such Limited Partnership Interest, if the proposed Transfer is a sale or exchange, shall not be more favorable than the purchase price (or the fair market value of the property proposed to be received by the Transferring Limited Partner, if an exchange) and the terms of purchase (or exchange) that would have been applicable to the Partnership and Partners had the Partnership or Partners purchased the Limited Partnership Interest. If the proposed Transfer is a gift or bequest, then the purchase price and terms applicable to the Partnership and Partners shall be those that would apply under paragraphs (c) through (f) of Section 6.8, if such Partnership Interest had been an Affected Interest that the Partnership had elected to acquire under Section 6.7 of this Agreement. Any Limited Partnership Interest not so disposed of within the sixty (60) day period shall thereafter remain subject to the terms of this Agreement.

(b)    A Limited Partner may Transfer all or a portion of its Limited Partnership Interest to a Permitted Transferee without complying with the provisions of Section 6.1.1(a).

(c)    Upon receiving a Transfer of a Limited Partnership Interest, a Permitted Transferee (or a Transferee of a Transfer for which Section 6.1.1(a) has been met) shall be a Transferee. Such a Transferee shall become a substitute Limited Partner only in accordance with Section 6.1.2.

(d)    Any Transfer of a Limited Partnership Interest other than to a Permitted Transferee and not in compliance with Section 6.1.1(a) shall be null and void ab initio and shall not be recognized by the Partnership, and such Limited Partnership Interest shall be an Affected Interest subject to the terms and provisions of Sections 6.7 and 6.8 of this Agreement. In any such event, the person or Entity to whom such attempted Transfer is made shall become neither a Partner nor a Transferee or assignee hereunder, and shall not be entitled to participate in any decision or to receive any share of Profits or cash in respect of the Partnership's business or to share in distributions, if any, in which its Transferor would otherwise have been entitled to share, and shall have no right to require any information or accounting of any transactions of the Partnership, and shall not be entitled to vote with respect to any Partnership matter.

6.1.2    Substitute Limited Partner.

(a)    A Transferee of the whole or any portion of a Limited Partnership Interest shall have the right to become a substitute Limited Partner in place of his Transferor if and only if (i) each Partner shall have consented in writing to such Transferee becoming a substituted Limited Partner, (ii) the Transferee expressly assumes and agrees to be bound by this Agreement in the place and stead of such Transferor, (iii) the appropriate instruments, documents, or statements, if any, are prepared, executed, acknowledged, filed, recorded, published and delivered, (iv) the Transferee pays or obligates itself to pay any and all reasonable expenses of the Partnership connected with such substitution, and (v) the Transferee causes to be delivered to the Partnership, if the other Partners so request, at the Transferee's sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the other Partners, as to such matters as such Partners shall reasonably request. The consent to substitution of a Transferee that is described above shall be in the sole discretion of any Partner. Upon compliance with all provisions hereof applicable to such Transferee becoming a substitute Limited Partner, all other Partners agree to execute and deliver such amendments hereto as are necessary to constitute such Transferee a substitute Limited Partner of the Partnership.

(b)    The General Partners may elect to treat a Transferee who has not become a substitute limited partner as a substitute Limited Partner in the place of its Transferor with respect to the Partnership Interest Transferred should they deem, in their sole discretion, that such treatment is in the best interest of the Partnership.

(c)    The Transferee to whom a Transfer of a Limited Partnership Interest is made in accordance with Section 6.1.1 and who is not admitted as a Partner pursuant to this Section 6.1.2 shall not become a Limited Partner hereunder and shall be considered only an assignee of the Limited Partnership Interest. Such Transferee shall only be entitled to share in those allocations and distributions, if any, in which its Transferor would otherwise have been entitled to share, diminished by the share of the losses and obligations, if any, for which such Transferor would be liable. Such a Transferee shall have no right to require any information or accounting of any transactions of the Partnership or inspect the Partnership’s books and records and shall not be deemed a Partner of the Partnership, and the Partnership Interest held by such Transferee shall not be permitted to vote with respect to any Partnership matter. Such a Transferee who does not become a substitute Limited Partner as provided for in this Section 6.1.2, remains subject to all the provisions of this Article 6 to the same extent and in the same manner as any Limited Partner desiring to Transfer all or any part of its Limited Partnership Interest.

6.1.3  Transfers by General Partners.

(a)    Subject to the other provisions of this Agreement, a General Partner may Transfer all or part of its General Partnership Interest to any person or Entity other than a Permitted Transferee only after having obtained the prior written consent of each other Partner, which consent shall be given in each Partner's sole discretion.

(b)    Subject to the other provisions of this Agreement, a General Partner may Transfer all or a portion of its General Partnership Interest to a Permitted Transferee.

(c)    Subject to the provisions of Section 6.6, any General Partnership Interest Transferred by a General Partner shall be converted to that of a Limited Partner immediately before the Transfer. Upon receiving a Transfer of such Limited Partnership Interest, a Permitted Transferee (or a Transferee of a Transfer as to which consent has been obtained pursuant to paragraph (a) of this Section 6.1.3) shall be a Transferee. Such a Transferee of a General Partner shall become a substitute Limited Partner only in accordance with Section 6.1.2.

(d)    Any Transfer of a General Partnership Interest other than to a Permitted Transferee and not in compliance with Section 6.1.3(a) shall be null and void ab initio and shall not be recognized by the Partnership. In any such event, such General Partnership Interest shall be converted to that of a Limited Partner immediately before the Transfer and shall constitute an Affected Interest subject to the terms and provisions of Sections 6.8 and 6.9 of this Agreement. In any such event, the person or Entity to whom such attempted Transfer is made shall become neither a Partner nor a Transferee or assignee hereunder, and shall not be entitled to participate in any decision or to receive any share of Profits or cash in respect of the Partnership's business or to share in distributions, if any, in which its Transferor would otherwise have been entitled to share, and shall have no right to require any information or accounting of any transactions of the Partnership, and shall not be entitled to vote with respect to any Partnership matter.

6.1.4    Status of Transferor.

(a)    Upon a Transfer by a Partner of all of its Interest in the Partnership and substitution of a substituted Partner with respect to the Transferring Partner's Partnership Interest, the Transferring Partner shall cease to be a Partner.

(b)    Upon a Transfer by a Partner of less than all of its Partnership Interest and substitution of a substituted Partner with respect to the portion of the Partnership Interest Transferred, all in accordance with this Agreement, the Transferring Partner shall cease to be a Partner with respect to such portion of the Partnership Interest Transferred.

(c)  If a Partner Transfers all or any part of its Partnership Interest, and the Transferee is not admitted as a substitute Limited Partner, no person or Entity shall be entitled to vote with respect to such Transferred Partnership Interest.

Section 6.2    Withdrawal.

6.2.1    Withdrawal of a Limited Partner.    Until the Partnership is terminated and its affairs wound up in accordance with the Act and this Agreement, no Limited Partner shall have the right to withdraw from the Partnership or to receive a return of any of its contributions to the Partnership, except with the consent of each other Partner, and in each case upon such terms and conditions as may be specifically agreed upon between the remaining Partners and the withdrawing Partner. A Limited Partner will breach this Agreement if it (1) attempts to withdraw from the Partnership, (2) interferes in the management of the Partnership affairs, (3) engages in conduct which could result in the Part nership losing its tax status as a partnership, (4) engages in conduct that tends to bring the Partnership into disrepute, (5) owns an interest in the Partnership that becomes subject to a charging order, attachment, garnishment, or similar legal proceedings (including without limitation, pursuant to a divorce decree or settlement agreement), (6) breaches any confidentiality provisions of this Agreement, or (7) fails to meet any commitment to the Partnership. A Limited Partner who is in breach of this Agreement shall be liable to the Partnership for damages caused by the breach. The Partnership may offset for the damages against any distributions or return of capital to the Limited Partner who has breached this Agreement. The provisions of this Agreement with respect to distributions upon withdrawal are exclusive and no Limited Partner shall be entitled to claim any further or different distribution upon withdrawal under the Act or otherwise. No Limited Partner shall have the right or power to cause the dissolution and winding up of the Partnership by court decree or otherwise.

6.2.2    Voluntary Withdrawal of a General Partner.    Prior to the expiration of the term, no General Partner may voluntarily withdraw from the Partnership except with the consent of each other Partner, and in each case upon such terms and conditions as may be specifically agreed upon between the remaining Partners and the withdrawing Partner. Any General Partner who withdraws or ceases to be a General Partner pursuant to the Act in violation of this Section 6.2.2 violates this Agreement, and the Partnership may recover damages from the withdrawing General Partner, including the reasonable cost of obtaining replacement of the services the withdrawn General Partner was obligated to perform, for breach of this Agreement. The Partnership may, in addition to pursuing any remedies otherwise available under applicable law, effect that recovery by offsetting those damages against the amount otherwise distributable to the withdrawing General Partner, and reducing the Limited Partner’s Partnership Interest into which the withdrawing General Partner’s Partnership Interest may be converted under the Act and this Agreement. Upon the voluntary withdrawal of a General Partner pursuant to this Section 6.2.2, the Partnership Interest of the withdrawing General Partner shall automatically be converted to that of a Limited Partner without voting rights, without further act or deed. The provisions of this Agreement with respect to distributions upon withdrawal are exclusive and no General Partner shall be entitled to claim any further or different distribution upon withdrawal under the Act or otherwise.

6.2.3    Involuntary Withdrawal of a General Partner.    In the event of the death or adjudication of incompetence of a General Partner, such General Partner shall immediately cease to be a General Partner, such Partner shall be deemed to have withdrawn involuntarily, and its Partnership Interest shall automatically be converted to that of a Limited Partner without voting rights, without further act or deed. Upon such an event (unless such event is the death of a General Partner and the persons or Entities to whom such deceased Partner’s estate will distribute such Partnership Interest are Permitted Transferees, or obtain the consent of all the other Partners), such Partnership Interest shall be an Affected Interest subject to the terms and provisions of Sections 6.7 and 6.8 of this Agreement.

6.2.4    Withdrawal of a General Partner—Remaining General Partners.    Upon the withdrawal, Bankruptcy, insolvency, dissolution, death or adjudication of incompetence of a General Partner that is not the sole General Partner, the remaining General Partner(s) shall immediately (i) give notice to the Limited Partners of such event, (ii) make such amendments to this Agreement and execute and file for recordation such amendments or documents or other instruments as are necessary to reflect the termination of such General

Partner and (iii) continue the business of the Partnership (and the General Partner(s) hereby expressly agrees to so continue the business of the Partnership).

6.2.5    Withdrawal of a General Partner—Purchase of Interest.    The Partnership shall have the unilateral option (but not the obligation), in the discretion of the remaining or successor General Partners, to acquire the entire interest of a withdrawn General Partner under the same terms and conditions specified in Section 6.7, as if the withdrawn General Partner was a Transferee of a Partnership Interest conveyed without authority, less the damages caused by the withdrawn General Partner’s breach of this Agreement.

6.2.6    Obligations of a Former General Partner.    If a General Partner withdraws from the Partnership, it shall remain liable for all obligations and liabilities (other than Partnership liabilities payable from Partnership assets) incurred by it as General Partner before the effective date of such event. However, any such General Partner that withdraws shall be free of and held harmless by the Partnership against any obligation or liability incurred on account of the activities of the Partnership from and after the effective date of such event.

Section 6.3    Overriding Restrictions on Transfer.    Each Transfer permitted by this Article 6 is subject to the further restrictions contained in this Section 6.3. Any attempted Transfer which does not comply with the restrictions in this Section 6.3 shall not be permitted and shall be null and void ab initio.

6.3.1    No Tax Termination.    Notwithstanding anything else to the contrary in this Article 6, the Partnership shall not be required to recognize any Transfer, which with other Transfers occurring within a twelve-month period, would cause the termination of the Partnership under I.R.C. (S) 708(b)(1)(B).

6.3.2    Satisfaction of Securities Laws.    Each Transfer and assignment permitted under this Article 6 shall comply fully with all applicable laws and regulations (including but not limited to the Federal Act and the securities laws of Georgia and of any other state, if applicable), and shall not result in any other Partner or the Partnership being deemed to be an “issuer” of securities under the Federal Act, the securities laws of Georgia or any such other state or any applicable federal or state land sales registration act. Each Transferring Partner shall indemnify and hold all other Partners harmless from and against any and all loss, liability, damage, claim, judgment, obligation, cost or expense (including but not limited to attorneys’ fees and expenses and costs of litigation) arising from or in connection with any failure by such Transferring Partner to satisfy and discharge the foregoing requirements.

6.3.3    Satisfaction of Other Laws.    Notwithstanding anything else to the contrary in this Article 6, the Partnership shall not be required to recognize any Transfer which would cause a violation of any laws, rules or regulations, or would adversely affect the business or reputation of the Partnership.

6.3.4    Termination of Partnership.    Notwithstanding anything else to the contrary in this Article 6, the Partnership shall not be required to recognize any Transfer which would cause the Partnership to be treated as an association taxable as a corporation.

6.3.5    Violation of Agreements of Commitments.    Notwithstanding anything else to the contrary in this Article 6, the Partnership shall not be required to recognize any Transfer which would violate the terms of (or result in a default or acceleration under) any agreement or commitment binding on the Partnership.

Section 6.4    Pledge or Encumbrance of Interest in Partnership.    No Partner may grant a security interest in or otherwise pledge, hypothecate or encumber its interest in the Partnership or such Partner’s distributions without having obtained the prior written consent of each other Partner, which consent shall be given in each Partner’s sole discretion; provided, however, each Partner may pledge or hypothecate all or any portion of its Partnership Interest (i) to secure a loan to the Partnership, or (ii) to secure a loan to such Partner if the net proceeds of such loan are contributed or loaned to the Partnership. Any encumbrance, pledge, or hypothecation of a Partnership Interest not in compliance with this Section 6.4 shall be null and void ab initio and shall not be recognized by the Partnership, and if such Partnership Interest is that of a General Partner, it shall automatically be converted to that of a Limited Partner without voting rights, without further act or deed, and such Partnership Interest shall be an Affected Interest subject to the terms and provisions of Sections 6.7 and 6.8 of this Agreement. In any such event, the person or Entity to whom such attempted encumbrance, pledge, or hypothecation is made shall become neither a Partner nor a Transferee or assignee hereunder, and shall not be entitled to participate in any decision or to receive any share of Profits or cash in respect of the Partnership's business or to share in distributions, if any, in which its Transferor would otherwise have been entitled to share, and shall have no right to require any information or accounting of any transactions of the Partnership, and shall not be entitled to vote with respect to any Partnership matter.

Section 6.5    Dissolution or Bankruptcy of a Partner.    On the dissolution, Bankruptcy or insolvency of a Partner, such Partner shall be deemed to have withdrawn involuntarily, and its status as a Partner shall automatically be converted to that of an assignee of a Partnership Interest without further deed or act, and it and its successors shall receive distributions to which it is entitled. Upon such an event, such Partnership Interest shall be an Affected Interest subject to the terms and provisions of Sections 6.7 and 6.8 of this
Agreement.

Section 6.6    Successor General Partner.    A person or Entity may be admitted to the Partnership as a substitute or additional General Partner if and only if (i) each Partner shall have consented in writing to such person or Entity becoming a substituted or additional General Partner, (ii) such person or Entity expressly assumes and agrees to be bound by this Agreement, (iii) the appropriate instruments, documents, or statements, if any, are prepared, executed, acknowledged, filed, recorded, published and delivered, (iv) with respect to a substitution, such person or Entity pays or obligates itself to pay any and all reasonable expenses of the Partnership connected with such substitution, and (v) with respect to a substitution, such person or Entity causes to be delivered to the Partnership, if the other Partners so request, at its sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the other Partners, as to such matters as such Partners shall reasonably request. The consent to substitution or addition of a General Partner that is described above shall be in the sole discretion of any Partner. Upon compliance with all provisions hereof applicable to such person or Entity becoming a General Partner, all other Partners agree to execute and deliver such amendments hereto as are necessary to constitute such person or Entity a General Partner of the Partnership. A successor General Partner shall be liable for all obligations and liabilities incurred by it as General Partner after the effective date of its admission. However, unless such successor General Partner agrees to the contrary, it shall be free of, and held harmless by the Partnership against, any obligation or liability incurred by or on behalf of the activities of the Partnership before the effective date of its admission.

Section 6.7    Affected Interest Option.

(a)    The Partnership shall have the right (but not the obligation) to acquire all or any portion of any Affected Interest from the Affected Interest Holder upon the terms and conditions set forth in Section 6.8. Within 20 days after the Partnership actually becomes aware of the facts giving rise to the creation of the Affected Interest Option, the Partnership shall notify all Partners of the existence of the Affected Interest Option and the identity of the Affected Interest Holder.

(b)    The Unaffected Partners shall have the right (but not the obligation) to acquire from the Affected Interest Holder, upon the terms and conditions set forth in Section 6.8, all or any portion of the Affected Interest to the extent that the Partnership does not exercise its Affected Interest Option with respect thereto. The Unaffected Partners who desire to exercise the Affected Interest Option shall exercise such option pro rata in accordance with their respective Percentage Interests, or in such other proportion as the General Partners shall determine.

(c)    To the extent that neither the Partnership nor the Unaffected Partners exercise their right to acquire the Affected Interest pursuant to paragraphs (a) or (b) of this Section 6.7, the Affected Interest Holder shall, notwithstanding any provision of this Agreement to the contrary, be treated as the Transferee of such Affected Interest.

Section 6.8    Acquisition of Affected Interest.    An Affected Interest that may be acquired by the Partnership or by Unaffected Partners pursuant to Section 6.7 shall be acquired upon the following terms and conditions:

(a)    The Partnership may exercise its Affected Interest Option by sending an Affected Interest Option Notice to the Affected Interest Holder within 60 days after the Partnership actually becomes aware of the facts giving rise to the creation of the Affected Interest Option, and, within such time period, the Partnership shall notify the Unaffected Partners of its decision to exercise or decline to exercise such Affected Interest Option.

(b)    To the extent the Partnership does exercise its Affected Interest Option, the Unaffected Partners may exercise their Affected Interest Option by sending an Affected Interest Option Notice to the Affected Interest Holder within 20 days after the date on which the Unaffected Partners received notice from the Partnership pursuant to paragraph (a) of Section 6.8.

(c)    The valuation date for the determination of the purchase price of the Affected Interest that the Partnership and/or the Unaffected Partners desire to purchase shall be the first day of the month following the month in which the facts giving rise to the creation of the Affected Interest Option occurred.

(d)    Unless the Partnership and/or the Unaffected Partners seeking to exercise the Affected Interest Option and the Affected Interest Holder agree otherwise, the price of such Affected Interest shall be its fair market value as determined by an Appraisal.

(e)    Closing of the sale will occur at the principal office of the Partnership at 10 o’clock a.m. Atlanta, Georgia time on the first Tuesday of the month following the month in which the Appraisal is rendered or price agreed.

(f)    In order to reduce the burden upon the resources of the Partnership, the Partnership and/or the Unaffected Partners who are exercising the Affected Interest Option, respectively, shall each have the option, to be exercised in writing delivered at closing, to pay the purchase price in 15 equal annual installments (or equal annual installments for such shorter period as shall be coextensive with the remaining term of the Partnership if such remaining term is less than fifteen 15 years) with interest at the Default Interest Rate. The first installment of principal, with interest, shall be due and payable on the first business day of the calendar year following closing, and subsequent annual installments, with accrued interest, shall be due and payable on the first business day of each succeeding calendar year until the entire amount of the obligation with interest is paid in full. The Partnership and/or the Unaffected Partners who are exercising the Affected Interest Option, respectively, shall each have the right to prepay all or any part of the purchase money obligation at any time without penalty, together with accrued but unpaid interest on the amount prepaid.

(g)    Neither the Affected Interest Holder nor, if a different person or Entity, the Partner with respect to whom the event giving rise to the creation of the Affected Interest Option occurred shall have the right to vote on Partnership matters during the period beginning on the date that the Affected Interest became an Affected Interest and ending on the later of (i) the date on which the sale of the Affected Interest (or any portion thereof) is closed pursuant to paragraph (e) of this Section 6.8, if the Affected Interest Option is timely exercised, or (ii) 61 days after the date on which the Unaffected Partners received notice of the existence of such option pursuant to paragraph (a) of this Section 6.8, if the Affected Interest Option is not timely exercised.

ARTICLE 7
TERMINATION

Section 7.1    Waiver of Rights.    Each Partner does hereby expressly waive any and all rights to dissolve, terminate or liquidate, or to petition a court for the partition, dissolution, termination or liquidation of the Partnership, except as provided in this Article 7.

Section 7.2    Voluntary Termination.    Prior to the expiration of the term, the Partnership may terminate upon (i) the Approval of all Partners; (ii) the purchase by one Partner of all the interests in the Partnership; or (iii) the sale of all or substantially all of the assets of the Partnership and the distribution to the Partners of all proceeds from such sale.

Section 7.3    Involuntary Termination.    Except as provided in Section 7.3.1, the Partnership shall not be dissolved by the death, incompetency, Bankruptcy, insolvency, withdrawal, dissolution or acquisition of a Partner.

7.3.1    Events of Involuntary Dissolution.    Subject to the provisions of Section 7.3.2, the Partnership shall be dissolved prior to the date of its termination, upon the occurrence of the following events:

(a)    The death, adjudication of incompetence or dissolution of the sole remaining General Partner;

(b)    The filing of an involuntary petition in Bankruptcy against the sole remaining General Partner which is not dismissed within one hundred twenty (120) days of such filing;

(c)    The filing by the sole remaining General Partner of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal Bankruptcy Code or any present or future federal, state or other statute or law relating to Bankruptcy, insolvency or other relief for debtors;

(d)    The sole remaining General Partner’s seeking, or consenting to, or acquiescing in the appointment of any trustee, receiver, conservator or liquidator of it or of all or any substantial portion of its property or interest in the Partnership; or

(e)    The resignation and withdrawal of the sole remaining General Partner from the Partnership.

7.3.2    Reformation of Partnership.    Notwithstanding the provisions of Section 7.3.1, the Partnership shall not be dissolved upon the occurrence of any of the events enumerated in Section 7.3.1 in the event that a Majority in Interest of Limited Partners, within ninety (90) days after the date of any of such events, elects in writing to continue the business of the Partnership, in a reconstituted form, if necessary, in which case, effective as of the date of such event, the sole remaining General Partner responsible for such event shall become a defaulting Partner and its Partnership Interest shall automatically be converted to that of a limited partner without further act or deed, and one or more of the Limited Partners shall convert a portion of its interest in the Partnership to a general partner interest and shall designate a successor general partner who shall hold said general partner interest and serve as the successor General Partner of the Partnership.

Section 7.4    Liquidation Procedures.    Upon the expiration of the term of the Partnership or the earlier dissolution of the Partnership in accordance with the provisions of Section 7.2 or Section 7.3, the Partnership shall be liquidated in accordance with the following procedures:

7.4.1    Winding Up.    During the period of such dissolution and liquidation, the business and affairs of the Partnership shall be conducted so as to maintain and preserve the assets of the Partnership in a manner consistent with the winding up of the affairs thereof.

7.4.2    Form of Distributions.    The General Partners shall determine whether the liquidating distributions shall be entirely in cash or in whole or in part a distribution of the Partnership’s assets in kind. If the Partnership makes distributions in kind of property which secures indebtedness, each of the Partners receiving the distribution of property subject to the indebtedness will be severally liable (as among each other, but not for the benefit of others) for a share of the indebtedness proportionate to the share of such property distributed to each Partner, provided that no Partner will be deemed to have assumed any liability on any indebtedness secured by property distributed to any Partner for which the Partner is not liable under the terms of the instrument creating the indebtedness, and provided that the liability of each Partner to other Partners for indebtedness secured by property distributed to him will be limited to the value of his interest in the property. Notwithstanding anything to the contrary in the preceding portions of this Article 7, indebtedness secured by property distributed to Partners in kind need not be discharged out of the proceeds of liquidation of the Partnership.

7.4.3    Priority of Payments and Distributions.    In the event of a liquidation, the General Partners shall act as the Liquidating Trustee, unless events specified in subsection 7.3.1 have caused the dissolution leading to liquidation in which event the Limited Partners holding, in the aggregate, a majority of the Percentage Interests in the Partnership shall act as the Liquidating Trustee. The Liquidating Trustee shall immediately proceed to wind up and terminate the business and affairs of the Partnership. The Liquidating Trustee shall first secure independent appraisals of the fair market value of all assets of the Partnership and then attempt to sell all such assets of the Partnership at such prices and on such terms as the Liquidating Trustee shall reasonably determine. If the Liquidating Trustee determines that assets of the Partnership should be distributed rather than sold, the Liquidating Trustee shall be authorized to make distributions in kind. The Liquidating Trustee shall use its best efforts to comply with the requirements of Regulations §§ 1.704-1(b)(2)(ii)(b)(2) and 1.704-1(b)(2)(ii)(g) that all liquidating distributions be made on or before the later of (i) the last day of the Fiscal Year in which the liquidation occurs or (ii) the ninetieth (90th) day after the liquidation occurs, provided that such compliance does not have a material adverse effect on the economic interests of the Partners. The proceeds from such sales, together with the cash assets of the Partnership, shall thereupon be distributed in the following order of priority:

(a)    First, the Partnership shall pay creditors of the Partnership (other than the Partners) in accordance with their respective priorities, including expenses of liquidation;

(b)    Second, the Partnership shall set up any reserves which the Liquidating Trustee deems to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership. Said reserve may be paid over by the Liquidating Trustee to a bank or trust company, as escrow agent, to be held for the purpose of disbursing such reserves in payment of the aforementioned contingencies, and at the expiration of such period as the Liquidating Trustee shall deem advisable distribute the balance thereof in the manner provided in this Section 7.4.3;

(c)    Third, the Partnership shall pay and discharge any liabilities of the Partnership to any of the Partners; and

(d)    Fourth, all remaining assets or proceeds shall be distributed to the Partners in accordance with Section 3.7.

ARTICLE 8
MISCELLANEOUS PROVISIONS

Section 8.1    Notices.    Each Notice shall be in writing in the English language, and shall be deemed to have been properly given or served when transmitted by facsimile device or when deposited with the United States Postal Service designated as registered or certified mail, return receipt requested, bearing adequate postage and addressed as hereinafter provided, or by personal delivery (which may include delivery by commercial courier service) if a receipt is procured. The time period in which a response to any Notice must be made, or any action taken or payment made with respect thereto, shall commence to run from the date of the confirmation of receipt of such facsimile transmission, the date of receipt indicated on the return receipt of the Notice or on the date of personal delivery evidenced by a receipt. Rejection of or other refusal to accept a Notice shall be deemed to be receipt of the Notice sent. By giving to the other Partners at least ten (10) days’ prior Notice thereof, any Partner shall have the right from time to time during the term of this Partnership Agreement to change the address(es) and to specify as its address(es) any other address(es) within the United States of America. All dates and times referred to in this Agreement shall be determined based on local time in Atlanta, Georgia. Initially, Notices shall be sent to the addresses specified next to each Partner’s signature to this Agreement.

Section 8.2    Governing Law.    This Agreement and the rights and obligations of the Partners hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Georgia.

Section 8.3    Waiver.    No consent or waiver, express or implied, by any Partner to or of any breach or default by any other Partner in the performance by such other Partner of its obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Partner of the same or any other obligation of such other Partner under this Partnership Agreement. Failure on the part of any Partner to complain of any act or failure to act of any other Partner or to declare any other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights under this Agreement.

Section 8.4    Severability.    If any provision of this Agreement or the application thereof to any Entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to any other Entity or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 8.5    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement of the Partners with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Partners against whom enforcement of the change, waiver, discharge or termination is sought. The execution of any amendment to this Agreement by all Partners shall establish that such execution was made in accordance with any applicable requirements for approval.

Section 8.6    Successors and Assigns.    Subject to the restrictions set forth herein, this Agreement shall inure to the benefit of and be binding upon the Partners and their respective heirs, executors, legal representatives, successors and assigns. Whenever in this Agreement a reference to any Entity or Partner is made, such reference shall be deemed to include a reference to the permitted heirs, executors, legal representatives, successors and assigns of such Entity or Partner.

Section 8.7    Third Parties.    Under no circumstances shall any person or Entity who or which is not a party to this Agreement be entitled to enforce any of the provisions hereof against any of the Partners.

Section 8.8    Survival.    In the event this Partnership Agreement shall be terminated in accordance with the provisions hereof, the provisions of Article 7 relating to the liquidation of the Partnership shall remain in full force and effect and shall be binding upon the Partners for all purposes.

Section 8.9    Interpretation.    No provision of this Partnership Agreement shall be construed against or interpreted to the disadvantage of any Partner by any court or other governmental or judicial authority by reason of such Partner having or being deemed to have drafted, structured, dictated or required such provision.

Section 8.10    Exhibits.    All exhibits referred to in this Agreement and attached hereto are made a part of this Agreement by this reference.

Section 8.11    Construction.    Whenever the context so requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter, and the singular shall include the plural, and conversely. All references to Articles, Sections, subsections, paragraphs or subparagraphs are to provisions of this Agreement unless the context dictates otherwise.

Section 8.12    Headings.    The headings, caption and titles of Sections in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.

Section 8.13    Further Action.    The parties hereto shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 8.14    Offset.    Whenever the Partnership is to pay any sum to any Partner, any amounts such Partner owes to the Partnership may be deducted from that sum before payment.

Section 8.15    Counterparts.    This Agreement may be executed in several counterparts, and 11 shall constitute one Agreement binding on all parties, notwithstanding that all parties are not signatory on the original or the same counterpart.

Section 8.16    Tax Audit.    In the event that the Partnership is audited by the Internal Revenue Service, the costs and expenses incurred to defend and comply with the audit shall be an expense of the Partnership. Any audit of any individual Partner shall not be deemed to be an audit of the Partnership.

Section 8.17    Foreign Qualification.    Prior to the qualification of the Partnership to conduct business in any jurisdiction other than the State of Georgia, the General Partners shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partners, with all requirements necessary to qualify the Partnership as a foreign limited partnership in that jurisdiction. At the request of the General Partners, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with the terms of this Agreement that are necessary and appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in all jurisdictions in which the Partnership may conduct business.

Section 8.18    Dispute Procedure.    Any dispute, controversy or claim arising out of, or in connection with, this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be conducted on an expedited basis in the Atlanta, Georgia metropolitan area by an independent arbitrator selected by the American Arbitration Association. The arbitration shall be subject to, and the arbitrator shall have the powers and rights afforded by, the rules of the American Arbitration Association. The decision of such arbitrator, including any award of attorneys’ fees and costs, may be entered into any court with jurisdiction.

Section 8.19    Force Majeure.    A person or Entity shall not be in default to the Partnership or any Partner with respect to any obligation under this Agreement or any other agreement executed in connection with the Partnership to the extent that failure to satisfy the obligation was occasioned by (i) the default of another person or Entity (other than an agent of such person or Entity who failed to satisfy an obligation) under this Agreement or any other agreement executed in connection with the Partnership, or (ii) strikes, labor disturbances, government actions, war, holocaust, flood, fires, earthquakes, explosions, actions of the elements, riots, sabotage, shortages of labor or materials, requisitions, “acts of God” or other events reasonably outside the control of such person or Entity.

Section 8.20    Tax Status.    No person or Entity shall take any action that would be inconsistent with the classification of the Partnership as a partnership for federal income tax purposes.

IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Agreement under seal as of the Effective Date.

Address: Post Office Box 53407 Atlanta, Georgia 30355-1407	General Partners: KANDU MANAGEMENT CORP. /s/ Bernard W. Abrams Bernard W. Abrams, President
Attest: /s/ David L. Abrams David L. Abrams, Secretary [CORPORATE SEAL]
Address: 425 Winn Way, Apt. 222 Decatur, Georgia 30030-1733	Limited Partners: KANDU MANAGEMENT CORP. /s/ Bernard W. Abrams (SEAL) BERNARD W. ABRAMS

LIMITED PARTNERSHIP AGREEMENT OF
KANDU PARTNERS, L.P.
(A GEORGIA LIMITED PARTNERSHIP)

EXHIBIT “A”
CAPITAL CONTRIBUTIONS OF PARTNERS

General Partners:
Kandu Management Corp.	1.00%	6,122 shares of common stock of Abrams Industries, Inc.

Limited Partners:
Bernard W. Abrams	99.00%	606,086 shares of common stock of Abrams Industries, Inc.

LIMITED PARTNERSHIP AGREEMENT OF
KANDU PARTNERS, L.P.
(A GEORGIA LIMITED PARTNERSHIP)

TRANSFER RESTRICTIONS

THE LIMITED PARTNERSHIP INTERESTS IN KANDU PARTNERS, L.P. (THE “INTERESTS”), ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT. THE INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER (i) THE SECURITIES LAWS OF THE STATE OF GEORGIA (THE “GEORGIA ACT”), (ii) ANY OTHER STATE SECURITIES LAWS, OR (iii) THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”). NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE GEORGIA ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE GEORGIA ACT OR WHICH IS OTHERWISE IN COMPLIANCE WITH THE GEORGIA ACT, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY OTHER APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER ANY SUCH SECURITIES LAWS OR WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH SECURITIES LAWS, AND (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR WHICH IS OTHERWISE IN COMPLIANCE WITH THE FEDERAL ACT.